Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

October 27, 2025

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:	Registration Statement on Form S-3 (File No. 333-289636)

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Parent”), and its operating partnership, Prologis, L.P., a Delaware limited partnership (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of C$700,000,000 aggregate principal amount of the Issuer’s 3.600% Notes due 2032 (the “Notes”), as described in the prospectus dated August 15, 2025 (the “Prospectus”), as supplemented by the prospectus supplement relating to the Notes, dated as of October 20, 2025 (the “Prospectus Supplement”), contained in the Issuer’s and the Parent’s Registration Statement on Form S-3 (File No. 333-289636) (the “Registration Statement”). The Notes will be issued under the Indenture, dated as of June 8, 2011 (the “Base Indenture”), among the Issuer and the Parent and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the fifth supplemental indenture, dated as of August 15, 2013, as further supplemented by the ninth supplemental indenture, dated as of November 3, 2022 (the Base Indenture as supplemented by the fifth supplemental indenture and ninth supplemental indenture, the “Indenture”) and as further supplemented by that certain Officers’ Certificate dated October 27, 2025 establishing the Notes as a separate series of debt securities under the Indenture and setting forth the terms thereof (the “Officers’ Certificate”).

We have also participated in the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of the Registration Statement, relating to the debt securities of which the Notes are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) the Prospectus Supplement; (iii) the Parent’s Articles of Incorporation, as amended and supplemented; (iv) the Parent’s Eleventh Amended and Restated Bylaws; (v) the certificate of limited partnership of the Issuer; (vi) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of the Issuer; (vii) resolutions of the Parent’s Board of Directors and committees thereof; (viii) the Indenture; (ix) the Officers’ Certificate; (x) the form of the Notes; and (xi) the Sub-Paying Agency Agreement, dated as of October 27, 2025 (the “Sub-Paying Agency Agreement”), among the Issuer, the Trustee and Computershare Advantage Trust of Canada (the “Authenticating Agent”). In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer and the Parent or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

 Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP

(a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown llp

Board of Directors
Prologis, Inc.
October 27, 2025
Page 2

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Notes have been duly authorized and, when executed by the Issuer and authenticated by the Authenticating Agent in the manner provided for in the Indenture and the Sub-Paying Agency Agreement and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus and Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Parent, the Issuer or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP